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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*

                     Award Software International, Inc.
            ----------------------------------------------------
                              (Name of Issuer)

                                Common Stock
         -----------------------------------------------------------
                       (Title of Class of Securities)

                                054531 10 8
             --------------------------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 054531 10 8                   13G              PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Taiwan Venture Capital Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Taiwan

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                          SOLE VOTING POWER
                     5
     NUMBER OF            348,285

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             348,285

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      348,285

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                  Page 2 of 5 pages
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ITEM 1.

        (a)  Name of Issuer:  Award Software International, Inc.
        (b)  Address of Issuer's Principal Executive Offices:

             777 E. Middlefield Road
             Mountain View, CA 94043

ITEM 2.

        (a)  Name of Person Filing:

             Taiwan Venture Capital Corporation

        (b)  Address of Principal Business Office or, if none, Residence:

             6/th/ Floor, No. 143, Sec. 2
             Ming-Shen E. Road
             Taipei, Taiwan

        (c)  Citizenship:  Taiwan

        (d)  Title of Class of Securities:  Common Stock

        (e)  CUSIP Number:  054531 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable.

ITEM 4. OWNERSHIP

        (a)  Amount Beneficially Owned:   348,285

        (b)  Percent of Class:  5.0%

        (c)  Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:  348,285

             (ii)   shared power to vote or to direct the vote:   0

             (iii)  sole power to dispose or to direct the disposition of:
                    348,285

             (iv)   shared power to dispose or to direct the disposition
                    of:   0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable.

                                  Page 3 of 5 pages
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

                                  Page 4 of 5 pages
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                                   SIGNATURE

          Ater reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 1998
                                   --------------------------------------------
                                                    Date

                                   TAIWAN VENTURE CAPITAL CORPORATION



                                         /s/ Cheng Ming Lee
                                   ------------------------------------------
                                   Cheng Ming Lee, President

                                  Page 5 of 5 pages